Exhibit 10.31

U S WEST, INC.

1999 STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is made between U S WEST, Inc. (the “Company” or “U S WEST”) and the Optionee (“Optionee”) named in the Schedule attached to and made part of this Agreement (the “Schedule”), as of the date set forth in the Schedule.

Pursuant to the 1999 U S WEST Stock Plan, as amended, (the “Plan”), the Company’s Employee Benefits Committee (the “Committee”) has approved the grant to Optionee of an option to purchase shares of Common Stock (the “Option”), without par value on the terms and conditions set forth in this Agreement, as a matter of separate inducement in connection with Optionee’s engagement with the Company or a Related Entity, and not in lieu of salary or other compensation for Optionee’s services. The Option shall not be treated as an incentive stock option under the Internal Revenue Code of 1986, as amended.

In consideration of the foregoing and of the mutual covenants set forth herein, and other good and valuable consideration, the Company and Optionee agree as follows:

1. Incorporation of Plan and Defined Terms. The Option is granted pursuant to the Plan, the terms of which are set forth in the accompanying Prospectus dated August 6, 1999, and are incorporated by reference and apply to this Agreement as if they were fully set forth herein. Terms used in this Agreement and not otherwise defined shall have the meanings set forth in the Plan.

2. Shares Optioned; Option Price. Optionee may purchase all or any part (in whole shares) of an aggregate of the number of shares of Common Stock, at a purchase price per share (which is not less than the Fair Market Value on the date of this Agreement) as specified in the Schedule, on the terms and conditions set forth herein.

3. Option Term; Vesting; Times of Exercise. The Option shall become Vested in accordance as outlined in the Schedule, provided, however, that the Vesting on any such increment shall be subject to the continuous employment of Optionee until the anniversary date on which such increment is Schedule to Vest, and provided further that the Option shall expire and shall no longer be exercisable following ten (10) years from the date of this Agreement (the “Expiration Date”). Except as otherwise specifically set forth below and elsewhere in this Agreement, the Option shall become Vested only to the extent that the foregoing continuous employment requirement is satisfied, regardless of the circumstances under which Optionee’s employment is terminated. The exercise of any Option or the sale of any stock is subject to the Company’s standard blackout practices as more fully described in the Company’s policies and procedures.

(i) Death. In the event of the death of Optionee, the Option shall become Vested and the estate of the Optionee shall have the right, at any time and from time to time consistent with rules established by the Committee for administration of the Plan, within one year after the date of death or such longer period, if any, as the Committee in its sole discretion shall determine (but not after the Expiration Date), to exercise all or any portion of the Option.

(ii) Disability. Except as otherwise set forth in this Agreement, if the employment of Optionee is terminated because of Disability, the Option shall be retained by Optionee, and the Option, if not then Vested, shall become Vested as set forth in the Schedule. Upon Vesting, Optionee shall have the right to exercise the Option, at any time and from time to time, but not after the expiration date of the Option.

(iii) Other Termination. If Optionee’s employment with the Company or a Related Entity is terminated for any reason other than for death or Disability and other than “for cause,” as such term is defined in the Plan, Optionee shall have the right to exercise all or any portion of the Option, to the extent the Option is then Vested, at any time and from time to time within ninety (90) days of termination or such other period, if any, as the Committee in its sole discretion shall determine (but not after the Expiration Date), except for in the event of Optionee’s termination of employment by reason of Retirement, in which case the Optionee shall have until the Expiration Date to exercise the Vested Option. If Optionee’s employment with the Company or a Related Entity is terminated pursuant to a broad-based severance or separation plan or program maintained by the Company or a Related Entity, the Option, if not then Vested, shall become Vested as set forth in the Vesting Schedule, unless the Committee, in its sole discretion, determines otherwise. The continuation of Vesting shall be contingent upon Optionee’s execution and delivery to the Company, on or prior to the date of Optionee’s termination, of the Company’s standard form of “Waiver & Release” of claims, available from the Human Resources Department of the Company.

(iv) Involuntary Termination Within One Year After Qwest Merger. Notwithstanding paragraph (iii) above, if Optionee’s employment is involuntarily terminated, other than a termination “for cause,” as such term is defined in the Plan, within one year after the consummation of the Qwest Merger, as defined below, and Optionee receives separation benefits from the Company under any severance plan or agreement, Optionee’s Option shall Vest upon termination an Optionee shall have three years from the date Optionee’s employment ends, but not after the Expiration Date, in which to exercise all or any portion of the Option consistent with rules established by the Committee for administration of the Plan. Such immediate Vesting shall be contingent upon Optionee’s execution and delivery to the Company, on or prior to the date of Optionee’s termination, of the Company’s standard form of “Waiver & Release” of claims, available from the Human Resources Department of the Company. Qwest Merger means the merger with Qwest Communications International, Inc., a Delaware company (“Qwest”) contemplated in the Agreement and Plan of Merger, dated as of July 18, 1999, or as later amended, between the Company and Qwest.

(v) Change of Control. In the event of a “Change of Control,” as defined below, the Option shall become Vested and the Optionee shall have the right to exercise all or any portion of the Option consistent with the rules established by the Committee for administration of the Plan. Except as excluded below, “Change of Control” shall mean any of the following:

(a). any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner of (or otherwise has the authority to vote), directly or indirectly, securities representing twenty percent (20%) or more of the total voting power of all of the Company’s then outstanding voting securities, unless through a transaction arranged by, or consummated with the prior approval of the Board of Directors; or

(b). any period of two (2) consecutive calendar years during which there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(c). the Company becomes a party to a merger or consolidation in which either (i) the Company will not be the surviving corporation or (ii) the Company will be the surviving corporation and any outstanding shares of Common Stock of the Company will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company) or other securities or cash or other property (excluding payments made solely for fractional shares); or

(d). any other event that a majority of the Board of Directors, in its sole discretion, shall determine constitutes a Change of Control;

provided with respect to items (a), (b) and (c) above, a Change of Control shall not occur, either directly or indirectly, as a result of the Qwest Merger.

(vi) Termination for Cause. Notwithstanding any other provision in this Agreement, if Optionee’s employment is terminated by the Company or a Related Entity “for cause,” as such term is defined in the Plan, Optionee shall forfeit immediately all rights under the Option except as to the shares of Common Stock already purchased prior to such termination.

4. Exercise: Payment for and Delivery of Stock. The Option may be exercised only by Optionee or his or her transferee(s) by last will and testament or the laws of descent and distribution. The Option may be exercised by giving notice of exercise to the Company specifying the number of shares (minimum of 100, unless the unexercised balance of the Option is less than 100) to be purchased and the total purchase price. The purchase price shall be payable (i) in cash or by an equivalent means, (ii) by delivery, constructive or otherwise, to the Company of shares of Common Stock owned by Optionee, or (iii) any combination of the foregoing. Any shares of Common Stock so tendered shall be valued as of the Option exercise date.

5. Non-Transferability of Option. The Option is not transferable otherwise than by last will and testament or the laws of descent and distribution. The Option shall not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. The Option shall not be assignable or transferable pursuant to a domestic relations order. During the lifetime of Optionee, the Option shall be exercisable only by Optionee, or Optionee’s guardian or legal representative. Upon any attempt to transfer the Option otherwise than by last will and testament or the laws of descent and distribution, or to assign, pledge, hypothecate or otherwise dispose of the Option, or upon the levy of any execution, attachment or similar process upon the Option, the Option shall immediately terminate and become null and void.

6. Performance for Competitors. If at any time following the date of this Agreement and before the Option is Vested, regardless of whether Optionee has Retired, Optionee directly or indirectly receives payment for services rendered to, or is otherwise employed by, any person, firm or corporation that is in competition with the Company or engaged in providing any goods or services that are substantially the same as any goods or services provided or under development by the Company, Optionee immediately shall forfeit all rights under the Option, unless the Committee in its sole discretion determines otherwise, or unless Optionee is in full compliance with the Company’s Policy on Service on Outside Boards of Directors, as interpreted solely by the Company’s Senior Management Compliance Committee. If at any time Optionee renders services to or becomes otherwise employed by any person, firm or corporation that is in competition with the Company or engaged in providing any goods or services that are substantially the same as goods or services provided or under development by the Company, Optionee shall have ninety (90) days after the date of such employment to exercise any Vested and non-expired Option. Any determination under this Paragraph 6, including whether a person, firm or corporation is “in competition with” the Company or providing “substantially the same” goods or services as the Company provides or is developing, will be subject to the sole discretion of the Committee. The parties intend that the protection afforded to the Company under this section shall also benefit a Related Entity of the Company.

7. Non-solicitation of Employees. Optionee agrees that he or she will not for a period of one (1) year immediately following the termination of his or her employment with the Company for any reason, either on Optionee’s own account or in conjunction with or on behalf of any other person or entity whatsoever, directly or indirectly induce, solicit, or entice away any person who, at any time during the three (3) months immediately preceding Optionee’s termination of employment, is a managerial level employee of the Company (including, but not limited to, any Officer, Executive Director or director-level employee, or any equivalent or successor term for any such employees). If Optionee engages in any conduct contrary to the provisions of this Paragraph 7, Optionee shall forfeit the Option to the extent the Option has not Vested, unless the Committee determines otherwise. Such forfeiture is in addition to any other remedies available under law. The parties intend that the protection afforded to the Company under this section shall also benefit a Related Entity of the Company.

8. Intellectual Property Ownership and Protection. Optionee agrees that any inventions, discoveries, creations (including without limitation software, writings, drawings and other works), improvements, confidential information or other intellectual property that he or she may develop or create, or assist in developing or creating, during his or her employment with the Company, whether or not patentable or eligible for copyright, that relate to the actual, planned, or foreseeable business or other activities of the Company, or that result from his or her Optionee

Optionee agrees to disclose promptly such property to the Company and will, both during and after his or her employment, and without additional compensation, execute all assignments and other documents and do all things reasonably necessary to secure and enforce U.S. and foreign intellectual property rights for the Company, including patents and copyrights.

Optionee agrees that Optionee will hold in confidence and will not, during or after his or her employment, disclose or use for the benefit of any person or entity other than Company, any Company confidential information that was developed or received during his or her employment. “Company confidential information” shall include all trade secrets, research and development information, product and marketing plans, business or legal strategies, personnel or financial data, product and service specifications, prototypes, software, customer lists and other confidential information or materials of Company or of others with whom Company has a confidential relationship. Optionee will promptly return all such information and materials to Company when his or her employment ends.

If Optionee fails to comply with the provisions of this paragraph 8, Optionee shall forfeit the Option to the extent the Option has not Vested, unless the Committee determines otherwise. Such forfeiture is in addition to any other remedies available to the Company. The parties intend that the protection afforded to the Company under this section shall also benefit a Related Entity of the Company.

9. Decisions of Committee. Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan or the Option shall be final, binding and conclusive on the Company and Optionee and any respective heir, executor, administrator, successor or assign.

10. Arbitration. Optionee agrees that any claim, controversy or dispute that may arise directly or indirectly in connection with Optionee’s employment or termination of employment with U S WEST, and/or any associated or related disputes arising therefrom involving U S WEST and/or any employee(s), Director(s), officer(s), or agent(s) of U S WEST, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to, disputes relating to the making, performance or interpretation of this Agreement; and claims or other disputes arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Colorado Anti-Discrimination Act; or any other similar federal, state or local law or regulation, whenever brought, shall be resolved by arbitration. If, however, Optionee would otherwise be legally required to exhaust administrative remedies to obtain legal relief, Optionee can and must exhaust such administrative remedies prior to pursuing arbitration. The only legal claims between Optionee and U S WEST that are not included for arbitration within this Agreement are claims for workers’ compensation or unemployment compensation benefits. By signing this Agreement, Optionee voluntarily, knowingly and intelligently waives any right Optionee may otherwise have to seek remedies in court or other forums, including the right to a jury trial. U S WEST also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to seek remedies against Optionee in court or other forums, including the right to a jury trial. The Federal Arbitration Act, 9 U.S.C. §§ 1-16 (“FAA”) shall govern the arbitrability of all claims, provided that they are enforceable under the FAA, as it may be amended from time to time. In the event the FAA does not govern, the Colorado Uniform Arbitration Act shall apply. Additionally, the substantive law of Colorado, to the extent it is consistent with the terms stated in this Agreement for arbitration, shall apply to any common law claims. This Agreement for arbitration supersedes any prior arbitration agreement between you and U S WEST to the extent they are inconsistent.

A single arbitrator engaged in the practice of law shall conduct the arbitration under the applicable rules and procedures of the American Arbitration Association (“AAA”), unless otherwise agreed to by the parties. Any dispute, that relates directly or indirectly to Optionee’s employment with U S WEST or to the termination of Optionee’s employment will be conducted under the AAA National Rules for the Resolution of Employment Disputes, effective June 1, 1997. The arbitrator shall be chosen from a state other than Optionee’s state of residence and other than Colorado. Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator may award punitive damages, as allowed by Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended, regardless of any limitations imposed by federal, state, or local laws regarding amounts that may be awarded in arbitration proceedings. All arbitration proceedings, including without limitation, settlements under this Agreement, will be confidential. Optionee shall not be required to pay more than One Hundred Fifty Dollars ($150.00) of the arbitrator’s hourly fees and expenses. The prevailing party in any arbitration shall be entitled to receive reasonable attorneys’ fees as provided by law. The arbitrator’s decision and award shall be final and binding, as to all claims that were, or could have been, raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered to any court having jurisdiction thereof. If any party hereto files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filing said action shall pay the other party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

11. Miscellaneous.

(i) Notices. Any notice to be given to the Company shall be personally delivered to or addressed to its Senior Vice President - Law and Human Resources and Assistant Secretary, and any notice to be given to Optionee shall be addressed to him or her at the address for the Optionee contained in the Company’s employee records or such other address as the Company reasonably believes to be his or her most current address. Any notice to the Company is deemed given when received on behalf of the Company by the Senior Vice President - Law and Human Resources and Assistant Secretary, of the Company at 1801 California Street, Suite 5200, Denver, CO 80202. Any notice to Optionee is deemed given when personally delivered or enclosed in a properly sealed envelope addressed as aforesaid and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

(ii) Employment. The Company may terminate Optionee’s employment at any time, with or without cause, unless the employment is covered by separate conditions contained in a collective bargaining agreement or other authorized written agreement signed by both parties, and nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which the Optionee may rely.

(iii) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

(iv) Amendments. The Company may at any time propose to amend this Agreement, but any such alteration or amendment shall be effective only if in writing, signed by a duly authorized officer of the Company and by Grantee.

U S WEST, Inc.

By:	/s/ Sol Trujillo
CEO & President

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